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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549


                                 SCHEDULE 13D
                   Under the Securities Exchange Act of 1934
                              (Amendment No.  1)*

	                          			RF INDUSTRIES, LTD.
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                               (Name of Issuer)


                       COMMON STOCK, $.01 PAR VALUE
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                      (Title of Class of Securities)


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                                (CUSIP Number)

                    I.F. SHOTKIN, ESQ., WACHTEL & MASYR, LLP.
                   	110 EAST 59TH STREET, NY, NY  10022
                    (212) 909-9500
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 (Name, Address and Telephone Number of Person Authorized to
  Receive Notice and Communication)


                         					MARCH 3, 1998
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         (Date of Event which Requires Filing of this Statement)

             If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this
             Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box. []

             Note: Six copies of this statement,
             including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

            *The remainder of this cover page shall be
             filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

             The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to other provisions of the Act (however, see the Notes).

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CUSIP NO.

1. Names of Reporting Persons.
  	I.R.S. Identification Nos. of above persons
   (entities only).

  	Joan Shapiro

2. Check the Appropriate Box if a Member of a Group (See Instructions)

	(a)   [X]

	(b)   [ ]

3. SEC Use Only

4. Source of Funds (See Instructions)

   PF

5. Check if Disclosure of Legal Proceedings Is
   Required Pursuant to Items 2(d) or 2(c). [ ]

6. Citizenship or Place of Organization

   UNITED STATES

Number of Shares Beneficially Owned by Each Reporting Person With:

     7. Sole Voting Power

        70,900

     8. Shared Voting Power

        -0-

     9. Sole Dispositive Power

        70,900

    10. Shared Dispositive Power

         -0-

11. Aggregate Amount Beneficially Owned by Each Reporting Person

    70,900

12. Check if the Aggregate Amount in Row (11)
    Excludes Certain Shares (See Instructions) [ ]

13. Percent of Class Represented by Amount in Row (11)

    2.3%

14. Type of Reporting Person (See Instructions)

    IN

CUSIP NO.

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1.	Names of Reporting Persons.
   I.R.S. Identification Nos. of above persons
   (entities only).

   	STUART SCHAPIRO

2.	Check the  Appropriate Box if a Member of a Group (See Instructions)

 	(a)	[X]

 	(b) [ ]

3.	SEC Use Only

4.	Source of Funds (See Instructions)

   PF

5.	Check if Disclosure of Legal Proceedings Is Required
   Pursuant to Items 2(d) or 2(c). [ ]

6.	Citizenship or Place of Organization

   UNITED STATES

Number of Shares Beneficially Owned by Each Reporting Person With

     7.	Sole Voting Power

        18,000

     8.	Shared Voting Power

        -0-

     9.	Sole Dispositive Power

        18,000

    10.	Shared Dispositive Power

        -0-

11. Aggregate Amount Beneficially Owned by Each Reporting Person

    18,000

12. Check if the Aggregate Amount in Row (11)
    Excludes Certain Shares (See Instructions) [ ]

13. Percent of Class Represented by Amount in Row (11)

    .6

14. Type of Reporting Person (See Instructions)

    IN

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CUSIP NO.

1. 	Names of Reporting Persons.
    I.R.S. Identification Nos. of above persons
    (entities only).

   	ROCK ASSOCIATES

2.	Check the  Appropriate Box if a Member of a Group (See Instructions)

 	(a)	[X]

 	(b)  [ ]

3.	SEC Use Only

4.	Source of Funds (See Instructions)

   WC

5.	Check if Disclosure of Legal Proceedings Is Required
   Pursuant to Items 2(d) or 2(c). [ ]

6.	Citizenship or Place of Organization

   NEW YORK

Number of Shares Beneficially Owned by Each Reporting Person With

     7.	Sole Voting Power

        61,000

     8.	Shared Voting Power

        -0-

     9.	Sole Dispositive Power

        61,000

    10.	Shared Dispositive Power

        -0-

11. Aggregate Amount Beneficially Owned by Each Reporting
    Person

    61,000

12. Check if the Aggregate Amount in Row (11)
    Excludes Certain Shares (See Instructions) [ ]

13. Percent of Class Represented by Amount in Row (11)

    2%

14. Type of Reporting Person (See Instructions)

    PN